Exhibit 10.1

TOMS Shoes

5404 Jandy Place

Los Angeles, CA90066

Date April 16th, 2016

Dear Sir/ Madam,

Letter of Engagement

This letter sets out the basis of our relationship with you in connection with the service you have requested; namely the use of the online brand protection system Watchdog Protect, which will begin on April 13th, 2016 as outlined by invoicing.

This letter should be viewed and signed with reference to our Terms and Conditions.

By signing this document you accept the terms and conditions of service.

Watchdog/ Watchdog Protect will monitor the following agreed data sources as previously chosen in evaluation form. If there are additions please check off here.

 Ali Baba  Craigslist	 Aliexpress  DHGate	 Allegro  DoneDeal	 Amazon  eBay
 eBid	 Facebook	 Fruugo	 GongChang.com
 Gumtree	 Indiamart	 lnstagram	 iOffer
 ShopMadeinChina	 Mercado Libre	 1688
 Taobao	 Twitter	 Tmall	 Web

This will not include image infringement.

Watchdog will take the appropriate action and reporting detailed in the proposal dated March 6th, 2016

Please note that any further searches or services may be added to your contract at any stage; however may be subject  to a review of agreed fees.

Our Fees and Expenses

There are no hidden costs for the Watchdog service. We do not charge set up, training, administration or support fees. We charge a monthly fee for the service, which may be reviewed from time to time, dependent on the level of customer usage.

This will allow Toms to make immediate use of Watchdog/ Watchdog Protect  including  the  automatic  removal process.

We are pleased to offer Toms a subscription fee of $2,350 USD per month. On as needed basis with client's pre-approval, analyst time may be added at a rate of $120 USD a hour. This "analyst" booked hours will not exceed 4-5 hours per month (unless approved by client) and will be billed by separate invoice the following month.

Notice Period

Notices given under this Contract must be in writing 3 (three) months prior to the termination date and may be delivered by hand  or by courier, or sent by first class post, facsimile or electronic mail to:
•	IP Risk Control/Appiphany at the address of the offices shown on the Engagement Letter, or on the Customer's last invoice, or to the Account/ Relationship Manager by email

People Responsible for Your Account

I am the Director responsible for the overall supervision of the service provided to you  but  an Account Manager has been assigned to you and other members of staff will assist where  necessary.

We will do all we can to ensure the continuity of the individuals working with you. However, as you will appreciate this is not always possible and changes cannot be avoided.

In such circumstances, we will endeavour to tell you promptly who will be handling your contract and why the change was necessary.

Relationship Management - Quality Assurance Process

If you have any serious problems concerning your relationship with the company and /or our conduct or a particular matter on your behalf, you should always feel free to contact Philip Viggiani, or your account manager  who will  ensure that any potential  problems  are resolved.
Your account manager is Alex Jones, who can be contacted on:
+44 (0) 207 553 7960
In the first instance, please contact Philip Viggiani for all commercial and technical support queries relating  to your  subscription.

Agreement

In acceptance of the terms, please sign and date a copy of this letter and return it to us immediately.    We are committed to providing a quality service and a properly managed relationship. We look forward  to working with you.

Yours sincerely,

/s/ Rob Sargent	/s/ TOMS shoes
Rob Sargent, CEO	TOMS shoes
Appiphany Technologies LLC	5404 Jandy Place
10 West Broadway, Unit 700	Date: 04/27/2016
Salt Lake City, UT 84101
Date: 04/27/2016